Exhibit 10.1

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (this “Agreement”), dated as of the later of the dates set forth on the signature page hereto (the “Effective Date”), is made by and between Neuronetics, Inc., together with its subsidiaries and affiliates, including Greenbrook TMS Inc. and its subsidiaries and affiliates (“Greenbrook” and, together with Neuronetics, Inc., collectively, “Neuronetics”) and the counterparty set forth on the signature page hereto (“Consultant”). Consultant and Neuronetics are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

Background

WHEREAS, the Parties executed that certain Consulting Agreement dated as of April 15, 2026, pursuant to which Consultant provided various finance and accounting services to Neuronetics at a fixed hourly rate (the “General Agreement”);

WHEREAS, the Parties also executed that certain Amended and Restated Consulting Agreement dated as of April 22, 2026, pursuant to which Consultant served as Neuronetics’ interim principal accounting and financial officer for a limited period (the “Interim PAO Agreement”);

WHEREAS, the Old Interim PAO Agreement terminated pursuant to its terms on May 5, 2026 (i.e., the date on which Neuronetics filed its Form 10-Q for the quarter ended March 31, 2026);

WHEREAS, the Parties desire to amend and restate the General Agreement as set forth in this Agreement;

WHEREAS, Neuronetics desires Consultant to provide services to Neuronetics from time to time under the terms of this Agreement; and

WHEREAS, Consultant is willing to provide such services to Neuronetics under the terms of this Agreement.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, and intending to be legally bound, the Parties agree as follows:

1. Amendment and Restatement; Consulting Services.

1.1. Amendment and Restatement. The General Agreement is amended and restated in its entirety by this Agreement.

1.2. Services. At Neuronetics’ request, Consultant will provide the consulting services described on the signature page hereto (the “Consulting Services”). Neuronetics’ request for the Consulting Services will be given to Consultant with reasonable notice to Consultant and scheduled at mutually agreed upon and convenient times.

1.3. Independent Contractor. Consultant and Neuronetics intend for Consultant to be considered an independent contractor to Neuronetics for all purposes and not an employee of Neuronetics. Neuronetics will have no obligation to provide any employment-related benefits to Consultant. Consultant will indemnify, defend, and hold harmless Neuronetics against any claim that Consultant is or was an employee of Neuronetics after the Effective Date.

1.4. No Conflict. Consultant will not become a party to any non-competition covenant, non- disclosure agreement, or other agreement, covenant, understanding, or restriction that would prohibit Consultant from executing this Agreement or performing Consultant’s duties, obligations, and responsibilities under this Agreement.

2. Compensation.

2.1. Monthly Rate. In consideration for Consultant’s performance of the Consulting Services, Neuronetics will pay Consultant at the monthly rate set forth on the signature page hereto (the “Monthly Rate”). Neuronetics will reimburse reasonable, documented, and actual expenses incurred by Consultant to perform the Consulting Services, such as costs for airfare at coach class, modest meals, and reasonable lodging accommodations. Reimbursement of approved expenses will be made by Neuronetics upon submission by Consultant of an invoice itemizing expenses incurred with original receipts or other verification as Neuronetics may reasonably require. Any expenses over five hundred dollars ($500.00) must be approved by Neuronetics in advance.

2.2. Taxes. Consultant will be solely responsible for the payment of all taxes or contributions imposed or required by the tax laws of any jurisdiction that pertain to the amounts paid to Consultant under this Agreement. Neuronetics may issue the appropriate tax forms to Consultant in respect of the payments made under this Agreement.

3. Term and Termination.

3.1. Te rm. Subject to Section 3.2, the term of this Agreement will begin on the Effective Date and will expire on the end date specified on the signature page hereto (the “Term”).

3.2. Termination.

3.2.1. Termination for Convenience. A Party may terminate this Agreement for convenience upon thirty (30) days’ prior written notice to the other Party.

3.2.2. Termination for Cause. A Party may terminate this Agreement for cause if the other Party materially breaches any provision of this Agreement and fails to cure such breach within seven (7) days after the date on which the non-breaching Party gives the other Party written notice that describes the breach in reasonable detail.

3.3. Effect of Termination or Expiration. Promptly but no later than seven (7) days after any termination or expiration of this Agreement, Consultant will disclose to Neuronetics all Inventions and deliver to Neuronetics all work product resulting from the performance of the Consulting Services.

4. Non-Exclusive Engagement. Neuronetics may from time to time: (A) engage other persons and entities to act as consultants to Neuronetics and perform services for Neuronetics, including services that are similar to the Consulting Services; and (B) enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Consultant.

5. Warranty. Consultant warrants that the Consulting Services will be performed in a professional and workmanlike manner.

6. Confidentiality.

6.1. Confidential Information. Consultant will not disclose to any person or entity or remove from the possession or control of Neuronetics any Confidential Information, and will not use, except as necessary in connection with Consultant’s performance of the Consulting Services, any Confidential Information. As used in this Agreement, “Confidential Information” means all information concerning Neuronetics including, without limitation, technical information concerning Neuronetics’ product development plans, the work product and other deliverables created by Consultant in connection with this Agreement, technical data, trade secrets or know- how, research, products, services, customer lists, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit information, other financial information, and all other business information, in each case, whether disclosed in writing, orally, visually, or otherwise; provided, that the restrictions in this Section 6 will not apply to Confidential Information that is or becomes publicly known through no wrongful act of Consultant.

6.2. Consultant-Restricted Information. Consultant will not improperly use or disclose any proprietary or confidential information or trade secrets of any person or entity with whom Consultant has an agreement or duty to keep such information or secrets confidential, and Consultant will not bring onto Neuronetics premises or otherwise share with Neuronetics any unpublished document or proprietary information belonging to any person or entity (other than Neuronetics or Consultant) unless such person or entity consents in writing to Consultant doing so.

6.3. Third Party Information. Neuronetics has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on Neuronetics’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant will hold such information in strictest confidence and, except as necessary in performing the Consulting Services and consistent with Neuronetics’ agreement with such third party, will not use or disclose such information to any person or entity.

7. Ownership of Results.

7.1. Assignment of Inventions. Consultant will promptly make full written disclosure to Neuronetics, will hold in trust for the sole right and benefit of Neuronetics, and assigns, transfers, and conveys to Neuronetics or Neuronetics’ designee, all worldwide right, title, and interest in and to all inventions, ideas, discoveries, original works of authorship (such as business plans, market research, reports, computer code, and programs), all work product and other deliverables, findings, conclusions, data, developments, concepts, improvements, trade secrets, techniques, processes, and know-how, whether or not patentable or registrable under copyright or similar laws, that Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of the Consulting Services or which result, to any extent, from use of Neuronetics premises, property, or Confidential Information, including all intellectual property rights inherent in Inventions and appurtenant thereto, including, without limitation, all patent rights, copyrights, trademarks, know-how, and trade secrets (such intellectual property rights, “Intellectual Property Rights”; collectively, “Inventions”). All original works of authorship that are made by Consultant (solely or jointly with others) in the performance of the Consulting Services, and that are protectable by copyright, are “works made for hire” as such term is defined in the United States Copyright Act. However, if any such work may not be considered a “work made for hire,” or if Consultant otherwise retains any rights therein, Consultant hereby forever and irrevocably assigns, transfers, and conveys to Neuronetics all worldwide right, title, and interest in and to such work, including all Intellectual Property Rights therein and appurtenant thereto.

7.2. Further Assurances. Upon the request and at the expense of Neuronetics, Consultant will execute and deliver all instruments and documents and take such other acts as may be necessary or desirable to document the assignment and transfer described in Section 7.1 or to enable Neuronetics to secure its rights in Inventions in all jurisdictions, or to apply for, prosecute, and enforce Intellectual Property Rights in all jurisdictions with respect to any Inventions, or to obtain any extension, validation, re-issue, continuance, or renewal of any such Intellectual Property Rights. Without limiting the immediately preceding sentence, Consultant will disclose to Neuronetics all pertinent information and data with respect thereto and will execute all applications, specifications, oaths, and other instruments that Neuronetics deems necessary or appropriate to apply for and obtain such rights and to assign and convey to Neuronetics the sole and exclusive right, title, and interest in and to Inventions. If Neuronetics is unable for any reason to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patent, trademark, copyright, or other registration covering Inventions assigned to Neuronetics pursuant to this Agreement, then Consultant hereby irrevocably designates and appoints Neuronetics and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or trademark, copyright, or other registrations thereon with the same legal force and effect as if executed by Consultant.

7.3. Pre-Existing Materials. If, in the course of performing the Consulting Services, Consultant incorporates into any Invention any improvement, development, invention, software code, concept, discovery, or other proprietary information owned by Consultant or in which Consultant has an interest: (A) Consultant will obtain Neuronetics’ approval in writing before incorporating such improvement, development, invention, software code, concept, discovery or other proprietary information into any Invention; and (B) Consultant will automatically be deemed to have granted Neuronetics a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, copy, create derivative works of, modify, use, sell, and otherwise commercialize in any manner such item as part of or in connection with such Invention (and derivatives, modifications and enhancements thereof). Consultant will not incorporate any improvement, development, invention, software code, concept, discovery, or other proprietary information owned by any third party into any Invention without Neuronetics’ prior written consent.

7.4. Warranty. Consultant hereby warrants that: (A) all Inventions will be the original work of Consultant; (B) no Invention will infringe the copyright, patent, trade secret, or any other intellectual property right of any third party; (C) no Invention will be obscene, be libelous, or violate the right of privacy or publicity of any third party; and (D) Consultant will not intentionally insert in any Inventions any virus, trap door, worm, or any other device that is injurious or damaging to software or hardware.

7.5. Use of Subcontractors. Consultant may not use subcontractors to perform the Consulting Services except with Neuronetics’ prior written consent. If Consultant so uses any such subcontractors, Consultant will take all necessary measures to ensure that each such subcontractor becomes bound by this Agreement.

8. Non-Solicitation. During the Term, and for a period of twelve (12) months thereafter, Consultant will not: (A) direct or engage in, or attempt to direct or engage in, any act or omission that could disrupt, damage, impair, or interfere with the business of Neuronetics, whether by way of interfering with or disrupting the relationship between Neuronetics and its employees, customers, potential customers, agents, representatives, clients, customers, vendors, suppliers, consultants, or contractors; or (B) otherwise induce or attempt to induce any such person or entity to cease doing business, reduce, or otherwise limit its business with Neuronetics.

9. Non-Compete. Consultant will not, directly or indirectly, for Consultant’s own benefit or for the benefit of any other person or entity, in any capacity (as a principal, shareholder, partner, member, investor, director, officer, agent, advisor, consultant, contractor, employee, lender, or otherwise), engage or participate in, or be financially interested in, any person involved in: (A) manufacturing, selling, or utilizing transcranial magnetic stimulation therapy for the treatment of any indication for which Neuronetics products or services has obtained regulatory approval anywhere in the United States or any other country or region in which Neuronetics is then selling its products or services, is planning to sell its products or services, or is planning to apply for, or has applied for, regulatory approval to sell its products or services; or (B) the treatment of patients using treatment modalities offered by Greenbrook at any time during the Term; provided, however, that nothing contained in this Section 9 will prevent Consultant from holding for passive investment of less than two percent (2%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

10. Return of Neuronetics Property. Promptly upon the termination or expiration of this Agreement or upon Neuronetics’ request, Consultant will deliver to Neuronetics (and will not keep in Consultant’s possession or deliver to anyone else) all Confidential Information and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions thereof, developed by Consultant in connection with the Consulting Services or otherwise belonging to Neuronetics. Consultant will not remove any Neuronetics property from Neuronetics premises without prior written consent from Neuronetics.

11. Applicable Law, Dispute Resolution, and Attorneys’ Fees. For purposes of this Section 11, “Standard T&Cs” means Neuronetics’ standard terms and conditions, as Neuronetics may amend or modify from time to time in its sole discretion, accessible at www.neurostar.com/t-c/ or any successor website or as otherwise made available to Consultant. The section of the Standard T&Cs that pertains to applicable law, dispute resolution, and attorneys’ fees is incorporated by reference into this Agreement as if set forth in full herein, mutatis mutandis.

12. Notices. All notices and other communications contemplated in this Agreement will be in writing and will be deemed given: (A) when delivered by hand; (B) upon receipt of the Party to which it is addressed when delivered by email to the email address set forth below or as either Party specifies in a written notice to the other; (C) two (2) days after being deposited with an overnight courier to the address set forth below or as either Party specifies in a written notice to the other; or (D) five (5) days after mailing, postage prepaid, by registered or certified mail, return receipt requested, to the address set forth below or as either Party specifies in a written notice to the other; provided, that notices required to be delivered by other means pursuant to applicable law, such as service of process, must be so delivered.

To Neuronetics:

Neuronetics, Inc.

Attention: Legal Department

3222 Phoenixville Pike

Malvern, PA 19355

To Consultant: (as set forth on the signature page hereto)

13. Survival. Section 2.2, Section 3.3, Section 6, Section 7, Section 8 (as set forth therein), Section 9, Section 10, Section 11, Section 12, this Section 13, Section 14, and Section 15 will survive the termination or expiration of this Agreement. Termination or expiration of this Agreement will not be deemed to be a waiver of any claims arising from activities occurring prior to termination or expiration.

14. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, then such provision will be modified or adjusted by a court or other tribunal exercising its equitable powers to the extent necessary to cure such invalidity or unenforceability, and all other covenants and provisions will remain valid and enforceable.

15. Miscellaneous. This Agreement: (A) constitutes the final, exclusive and fully integrated agreement between Neuronetics and Consultant relating to the subject matter of this Agreement; (B) supersedes any prior or contemporaneous agreements or understandings between Neuronetics and Consultant relating to the subject matter of this Agreement; (C) may be modified or amended only via written instrument executed by the Parties; and (D) will be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties; provided, that: (1) this Agreement may be assigned by Neuronetics; and (2) the duties, obligations, and responsibilities of Consultant are of a personal nature and, as such, this Agreement and the rights and responsibilities of Consultant may not be assigned or delegated in whole or in part by Consultant without the prior written consent of Neuronetics. This Agreement may be signed in counterparts, which, when taken together, will be one and the same document. The headings of the sections of this Agreement are for convenience of reference only.

(No further text on this page. Signature page follows.)

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

NEURONETICS:

Neuronetics, Inc.

Signature:	/s/ Jenn Lazar
Signing person’s name: Jenn Lazar
Signing person’s title: AVP, Human Resources

Date: 05/18/2026

Consultant’s monthly rate (write $ amount): $26,000.00

Agreement end date: The date on which Neuronetics employs a full-time controller and a full-time principal financial and accounting officer, or any other date agreed upon in writing by the Parties

Description of the Consulting Services:

All controller functions that Consultant performed while he was an employee of Neuronetics; service as Neuronetics’ interim principal financial and accounting officer

CONSULTANT:

Signature:	/s/ Francis X. Brown III
Signing person’s name: Francis X. Brown III

Date: 05/18/2026

Address for notices:

Email address for notices: